Exhibit 14

SCHEDULE OF TRANSACTIONS

Name of Account	Date of Transaction	Nature of Transaction	Quantity of Shares	Weighted-Average Price Per Share
EGI Investors	02/29/2024	Sale	486,045	$36.6330 (1)
EGI Investors	02/29/2024	Sale	2,485	$37.2793 (2)
EGI Investors	03/01/2024	Sale	544,815	$36.3175 (3)
EGI Investors	03/01/2024	Sale	212	$36.96
EGI Investors	03/04/2024	Sale	135,072	$36.3347 (4)

1.
This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $36.25 to $37.2258, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in footnotes 1 through 4 herein.

2.	This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $37.25 to $37.295, inclusive.
3.	This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $35.95 to $36.915, inclusive.
4.	This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $36.25 to $36.74, inclusive.